ABIGAIL ADAMS NATIONAL BANCORP, INC.
                               1627 K Street, N.W.
                             Washington, D.C. 20006


            NOTICE OF POSTPONEMENT OF SPECIAL MEETING OF STOCKHOLDERS
                   originally scheduled for December 17, 1997,
                         to be held on DECEMBER 29, 1997


         NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of Abigail Adams National Bancorp, Inc. ("AANB") originally scheduled to be held on December 17, 1997, at 3:00 p.m. local time at 1627 K Street, N.W., Washington, D.C. 20006 (the "Original AANB Meeting") has been postponed and rescheduled (the "Postponement") for DECEMBER 29, 1997 at the same hour and location (the "Rescheduled AANB Meeting"). The Record date for the meeting, November 5, 1997, is unchanged; all holders of record as of that date are entitled to receive notice of and to vote at the Rescheduled AANB Meeting. The purpose of the Rescheduled AANB Meeting is the same as the purpose of the Original AANB Meeting, to wit:

1 To consider and vote upon a proposal to ratify AANB's Board's of Directors' approval and adoption of the Agreement and Plan of Reorganization, dated as of June 23, 1997 as amended, by and among AANB, Ballston Bancorp, Inc. ("Ballston") and The Bank of Northern Virginia and the merger provided for therein and approve the issuance of a number of shares, subject to adjustment of the common stock of AANB, par value $0.01 per share, to holders of the common stock, par value $0.20 per share of Ballston sufficient to complete AANB's proposed acquisition (estimated to be 554,226 shares as of June 30, 1997) of Ballston through the merger of Ballston with and into Adams Acquisition Corporation, a to- be-formed wholly-owned subsidiary of AANB.

2 To vote on such other business as may properly come before the AANB Meeting or any adjournment or postponement thereof.

     The Postponement is necessitated by the need to allow time to address certain legal issues raised by the efforts of Directors Marshall T. Reynolds, Jeanne D. Hubbard, and Robert H. Shell in opposition to the above Proposal.

         All stockholders are urged to attend the Rescheduled AANB Meeting in person. WHETHER OR NOT YOU NOW PLAN TO ATTEND THE AANB MEETING, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD, FOR WHICH A POSTAGE PAID ENVELOPE IS PROVIDED, IF YOU HAVE NOT DONE SO ALREADY. If you are a stockholder of record and decide to attend the AANB Meeting, you may revoke your proxy and vote your shares in person.


                                                    Joyce R. Hertz, Secretary

December 12, 1997